Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-72730) and Form S-8 (Nos.: 333-140451, 333-132481, 333-131016, 333-130381, 333-125074, 333-117007, 333-103663, 333-81492, 333-61248, 333-54976, 333-52634, 333-47020, and 333-92619) of SonicWALL, Inc. of our report dated March 16, 2005, except for the restatement described in Note 13 to the consolidated financial statements, as to which the date is May 16, 2005, included in the Annual Report on Form 10-K/A for the year ended December 31, 2004 (not presented herein), relating to the financial statements and financial statement schedule, which appears in this
Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 12, 2007